Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Bank of New York Mellon Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-3 and the related Prospectus of our reports dated February 26, 2010, with respect to the consolidated balance sheets of The Bank of New York Mellon Corporation and subsidiaries (“BNY Mellon”) as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement and related Prospectus. The aforementioned reports with respect to the consolidated financial statements of BNY Mellon refer to changes, in 2009, in BNY Mellon’s methods of accounting for other-than-temporary impairments and, in 2008, to changes in BNY Mellon’s methods of accounting for fair value measurements and their election of the fair value option for certain financial assets.

/s/ KPMG LLP

New York, New York

June 28, 2010